Execution Version

Exhibit 10.1

October 14, 2016

NV5 Global, Inc.

200 South Park Road, Suite 350

Hollywood, Florida 33021

Attention: Michael P. Rama, Vice President and Chief Financial Officer

$80,000,000 Senior Secured Revolving Credit Facility

Ladies and Gentlemen:

Bank of America, N.A. (“Bank of America”) is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for a $80,000,000 Senior Secured Revolving Credit Facility (the “Senior Credit Facility”) to NV5 Global, Inc. (“you” or the “Borrower”), and Bank of America is pleased to offer its commitment to lend all of the Senior Credit Facility (the “Commitment”), upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) is pleased to advise you of its willingness in connection with the foregoing commitment, as sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Senior Credit Facility, to use commercially reasonable efforts to form, through assignments by Bank of America under the Senior Credit Facility, a syndicate of commercial banking institutions (including Bank of America) (collectively, the “Lenders”) for the Senior Credit Facility.

Bank of America will act as sole Administrative Agent for the Senior Credit Facility and MLPFS will act as sole Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through the earlier of 120 days after the closing of the Senior Credit Facility and completion of the syndication process by Bank of America achieving its desired hold level of $40,000,000 (such period, the “Syndication Period”), you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Senior Credit Facility or any other senior financing similar to or as a replacement of any component of the Senior Credit Facility.

The commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and MLPFS: (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and business of the Borrower and its subsidiaries in scope and with results satisfactory to us in our sole and absolute discretion; (b) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and MLPFS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (c) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries; (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to Bank of America and MLPFS; (e) no material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally shall have occurred that, in the judgment of Bank of America and MLPFS, would impair the syndication of the Senior Credit Facility; and (f) no change, occurrence or development shall have occurred or become known to Bank of America or MLPFS since December 31, 2015 that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Summary of Terms); provided that, solely for the purposes of the commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein, nothing disclosed in the financial statements filed with the periodic reports filed by the Borrower with the Securities and Exchange Commission will be treated as having, or reasonably being expected to have, a Material Adverse Effect.

1

MLPFS intends to commence syndication of the Senior Credit Facility promptly after the Closing Date, as defined in the Summary of Terms, and the commitment of Bank of America hereunder shall be reduced, through assignments under the Senior Credit Facility after closing, dollar-for-dollar as and when corresponding commitments are received from the Lenders until Bank of America reaches its desired hold level of $40,000,000. You agree to actively assist MLPFS in achieving a syndication of the Senior Credit Facility that is satisfactory to MLPFS and you. Such assistance shall include your (a) providing and causing your advisors to provide Bank of America and MLPFS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and MLPFS to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) if requested by the Lead Arranger, assisting in the preparation of an Information Memorandum and other materials to be used in connection with the syndication of the Senior Credit Facility (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of MLPFS benefit materially from your existing banking relationships, and (d) otherwise assisting Bank of America and MLPFS in their syndication efforts, including by making your officers and advisors, upon reasonable prior notice and during normal business hours, available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders (each of which shall be a commercial banking institution reasonably acceptable to you) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter.

You represent, warrant and covenant that (a) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being recognized that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any Projections may differ from the projected results contained therein, which differences may be material) and (b) all Information, other than Projections, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the date of the effectiveness of the Senior Credit Facility (the “Closing Date”) and for such period thereafter as is necessary to complete the syndication of the Senior Credit Facility so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on such later date on which the syndication of the Senior Credit Facility is completed as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof.

2

You acknowledge that MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on written demand accompanied by reasonable supporting detail for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of McGuireWoods LLP, as counsel to the Lead Arranger and the Administrative Agent, and (b) due diligence expenses) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless Bank of America, MLPFS, each Lender and each of their affiliates and their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other similar or replacement financings in which Bank of America or any of its affiliates is involved, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of its obligations hereunder. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of its obligations hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final nonappealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, each Indemnified Party shall be obligated to refund and return any and all amounts paid by you under this paragraph to such Indemnified Party for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a final, nonappealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

3

This Commitment Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and MLPFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or MLPFS, as applicable, to identify you in accordance with the Act.

Each of Bank of America and MLPFS shall use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the either Bank of America or MLPFS from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case Bank of America and MLPFS agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation and shall comply with any applicable protective order (or equivalent) obtained by you or on your behalf and, in the event no such order (or equivalent) is obtained, shall disclose only such of the confidential information as they are advised by counsel is necessary to comply with applicable law, regulation, or court or administrative agency order)), (ii) upon the request or demand of any regulatory authority having jurisdiction over Bank of America, MLPFS or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by Bank of America or MLPFS or any of its affiliates or Representatives (as defined below), (iv) to Bank of America’s and MLPFS’ respective affiliates, and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the transactions contemplated hereby (collectively, the “Representatives”) and are informed of the confidential nature of such information and instructed to keep such information confidential, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by the Bank of America or MLPFS from a third party that is not to the Bank of America’s or MLPFS’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by Bank of America or MLPFS or (viii) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and Bank of America and MLPFS, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the first anniversary of the date hereof; provided, however, that nothing in this paragraph (including the first clause of this sentience) shall limit temporally or in scope or ambit the confidentially obligation imposed on Bank of America and MLPFS by applicable law or regulation.

4

You acknowledge that Bank of America and MLPFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and MLPFS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and MLPFS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor MLPFS nor any other Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America, MLPFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and MLPFS in the negotiation, performance or enforcement hereof. Each of Bank of America, MLPFS and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letter and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Summary of Terms or the Fee Letter shall affect any right that Bank of America, MLPFS or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of Bank of America, MLPFS and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of Bank of America, MLPFS and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. The commitments and undertakings of Bank of America and MLPFS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

5

The provisions of the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or MLPFS hereunder.

You hereby agree that MLPFS may, without notice to you, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of MLPFS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

6

This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 5:00 p.m. (Eastern time) on October 17, 2016 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by fax transmission or other electronic mail transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, the commitment of Bank of America hereunder will expire on November 30, 2016 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

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7

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Tony Keranov
Name:	Tony Keranov
Title:	Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Lorraine M. Kieffer
Name:	Lorraine M. Kieffer
Title:	Senior Vice President

Accepted and agreed to

as of the date first above written:

NV5 GLOBAL, INC.

By:          /s/ Dickerson Wright

Name:     Dickerson Wright

Title:       Chairman/CEO

SUMMARY OF INDICATIVE TERMS AND CONDITIONS

NV5 GLOBAL, INC.

$80,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

BORROWER:	NV5 Global, Inc., a Delaware corporation (the “Borrower”).

GUARANTORS:

The Senior Credit Facility and any treasury or cash management services, interest rate, currency, foreign exchange or commodity swap or hedging arrangements entered into with a Lender (or any affiliate thereof) (“Additional Secured Obligations”) will be guaranteed by each existing and future direct and indirect domestic and, to the extent no material adverse tax or regulatory consequences would result and no material impediment (including but not limited to repatriation limitations) exists under the law of the applicable foreign jurisdictions, , foreign subsidiary of the Borrower (collectively, the “Guarantors”; and together with the Borrower, the “Loan Parties”). In addition, the Borrower will guaranty any Additional Secured Obligations entered into by any Loan Party with a Lender (or any affiliate thereof). Notwithstanding anything contained herein to the contrary, any Additional Secured Obligations of a Loan Party shall exclude certain swap obligations if, and to the extent that such swap obligation is or becomes illegal under the Commodity Exchange Act (determined after giving effect to any keepwell or other support for the benefit of such Loan Party).

ADMINISTRATIVE
AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

SOLE LEAD ARRANGER AND
SOLE BOOKRUNNER	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) will act as sole lead arranger and sole bookrunner (the “Lead Arranger”).

LENDERS:

A syndicate of commercial banking institutions (including Bank of America) arranged by the Lead Arranger, which institutions shall be acceptable to the Administrative Agent (collectively, the “Lenders”).

SENIOR CREDIT
FACILITY:	$80,000,000 million revolving facility (the “Revolving Facility” or “Senior Credit Facility”), which will include a $5,000,000 million sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) and a $15,000,000 million sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “L/C Issuer”) and Swingline Loans may be made available by Bank of America (in such capacity, the “Swingline Lender”), and each of the Lenders under the Revolving Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

PURPOSE:

The proceeds of the Senior Credit Facility shall be used to finance permitted acquisitions, for capital expenditures, and for general corporate purposes not in contravention of any law or of any Loan Document (as hereinafter defined).

CLOSING DATE:	The execution of definitive Loan Documents, anticipated to occur on or before November 30, 2016 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years after the Closing Date.

INCREASE OPTION:

The Senior Credit Facility will include an accordion feature permitting the Borrower to request an increase in the revolving commitments by an additional amount of up to $60,000,000; provided that any such request shall be in a minimum amount of $20,000,000 and in increments of $5,000,000 in excess thereof. Such increases may be effected from time to time after the Closing Date subject to customary terms and conditions and provided that (a) no default or event of default exists at the time of any such increase and (b) the Borrower may make a maximum of two (2) such requests. The Borrower may offer the increase to (i) its existing Lenders, and each existing Lender will have the right, but not the obligation, to commit to all or a portion of the proposed increase, and (ii) if necessary to obtain the requested additional commitments, third party commercial banking institutions reasonably acceptable to the Administrative Agent, the Swingline Lender, the L/C Issuer and the Borrower.

AVAILABILITY:

Extensions of credit under the Senior Credit Facility may be made on a revolving basis up to the full amount of the Senior Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit. Swingline Loans may be issued up to the sublimit for Swingline Loans.

OPTIONAL PREPAYMENTS AND COMMITMENT
REDUCTIONS:

The Borrower may prepay the Senior Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings (but excluding any loss of anticipated profits). The unutilized portion of the commitments under the Senior Credit Facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.

SECURITY:	The Borrower and each of the Guarantors shall grant the Administrative Agent (for the benefit of the Lenders and the other secured parties, collectively, the “Secured Parties”)) valid and perfected first priority (subject to certain exceptions to be set forth in the Loan Documents) liens and security interests in all of the following:

(a)

Equity Interests. All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such first-tier foreign subsidiary.

(b)

Personal Property. All of its present and future personal property and assets, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, bank accounts, general intangibles, financial assets, investment property, letter of credit rights, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c)	Proceeds, Products, Etc. All proceeds and products of the property and assets described in clauses (a) and (b) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facility and the Additional Secured Obligations.

CONDITIONS PRECEDENT
TO CLOSING:

The closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and Bank of America including, but not limited to, the following, in each case, in form and substance reasonably satisfactory to the Administrative Agent and Bank of America:

(a)

Loan Documentation. The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility satisfactory to the Lead Arranger, the Administrative Agent and Bank of America (collectively, the “Loan Documents”).

(b)

Organizational Documents; Certificates of Good Standing. Bank of America shall have received organizational documents of each Loan Party certified by a responsible officer and certificates of good standing for each Loan Party.

(c)

Legal Opinions. Bank of America shall have received satisfactory opinions of counsel to the Loan Parties (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and of appropriate local counsel.

(d)

Financial Statements. Bank of America shall have received copies of interim financial statements of the Borrower and its subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available and projections for the Borrower and its subsidiaries for the first year following the Closing Date.

(e)

Collateral Documentation. All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Security shall have been duly made. All deliverables related to the collateral shall have been delivered to the Administrative Agent, including, without limitation, stock certificates and stock powers, instruments, documents and chattel paper (together with allonges or assignments), landlord lien waivers and access agreements with respect to the Borrower’s headquarters location, and, if reasonably required by the Administrative Agent upon further diligence, executed assignment of claims forms. All filing and recording fees and taxes shall have been duly paid. Bank of America shall have received satisfactory evidence that the Administrative Agent (on behalf of the Secured Parties) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Loan Documents) lien and security interest in the collateral.

(f)

Insurance. Bank of America shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties and their subsidiaries. The Administrative Agent shall have received copies of insurance policies, declaration pages, certificates and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth in the Loan Documents.

(g)

Solvency Certificate. Bank of America shall have received a solvency certificate signed by a responsible officer of the Borrower as to the financial condition, solvency and related matters of the Loan Parties and their subsidiaries.

(h)	Perfection Certificate. Bank of America shall have received a customary perfection certificate signed by a responsible officer of the Borrower.

(i)

Material Adverse Effect. There shall not have occurred since December 31, 2015 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. “Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties and their respective subsidiaries, taken as a whole; (ii) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of any Loan Party to perform its obligations under any Loan Documents to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Documents to which it is a party.

(j)

No Litigation. The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(k)

Existing Indebtedness. All existing indebtedness for borrowed money of the Loan Parties and their subsidiaries (other than indebtedness permitted by the Loan Documents, including, but not limited to, the existing seller notes on which the Borrower is obligated (the “Seller Notes”)) shall be repaid in full and all security interests related thereto shall be terminated.

(l)

Consents. Bank of America shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Loan Documents have been obtained.

(m)

Fees and Expenses. Bank of America and the Lead Arranger shall have received all fees and expenses (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) owing pursuant to the Loan Documents and fee letter entered into in connection with the Loan Documents.

(n)

Due Diligence. Bank of America shall have completed a due diligence investigation of the Loan Parties and their respective subsidiaries in scope, and with results, satisfactory to Bank of America, including, without limitation, U.S. Department of Treasury Office of Foreign Assets Control, Foreign Corrupt Practices Act (“FCPA”) and “know your customer” due diligence. The Loan Parties shall have provided to the Administrative Agent and Bank of America the documentation and other information requested by the Administrative Agent and Bank of America in order to comply with applicable law, including without limitation, the PATRIOT Act.

(o)

Confirmation of Subordination Terms. Bank of America shall have received copies of and approved the subordination terms of any Seller Notes to be treated as Subordinated Indebtedness for purposes of the calculation of the Consolidated Senior Leverage Ratio.

CONDITIONS PRECEDENT TO ALL EXTENSIONS
OF CREDIT:

Usual and customary for transactions of this type, including, without limitation, the following: (a) all of the representations and warranties in the Loan Documents shall be true and correct, in each case, as of the date of such extension of credit and (b) no default or event of default under the Senior Credit Facility shall have occurred and be continuing, or would result from such extension of credit.

REPRESENTATIONS
AND WARRANTIES:

Usual and customary for transactions of this type, including, without limitation, the following: (a) existence, qualification and power; (b) authorization and no contravention; (c) receipt of governmental authorizations and other consents; (d) binding effect; (e) accuracy of financial statements and no material adverse effect; (f) no litigation; (g) no default; (h) ownership of property; (i) maintenance of insurance; (j) payment of taxes; (kj) ERISA compliance; (l) margin regulation and Investment Company Act compliance; (m) accuracy of disclosure; (n) compliance with laws; (o) solvency; (p) no casualty; (q) sanctions concerns and anti-corruption laws; (r) authorized officers; (s) subsidiaries, equity interests and Loan Parties; (k) collateral representations; and (t) intellectual property; licenses; etc.

COVENANTS:	Usual and customary for transactions of this type, including, without limitation, the following:

Affirmative Covenants: (a) delivery of financial statements (including budgets and forecasts); (b) delivery of certificates and other information; (c) delivery of notices; (d) payment of obligations; (e) preservation of existence; (f) maintenance of properties and licenses; (g) maintenance of insurance; (h) compliance with laws; (i) books and records; (j) inspection rights; (k) use of proceeds; (l) compliance with material contracts; (m) covenant to guarantee obligations; (n) covenant to give security; (o) further assurances; (p) interest rate hedging; (q) approvals and authorizations; and (r) maintenance of Bank of America as primary depository bank (accounts to be moved to Bank of America within 120 days of the Closing Date).

Negative Covenants: Restrictions (in each case, as appropriate, with exceptions and allowances to be agreed upon) on (a) liens; (b) indebtedness (including an allowance for subordinated seller indebtedness incurred in connection with permitted acquisitions of $15,000,000 per fiscal year); (c) investments (including restrictions on loans, advances and acquisitions); (d) fundamental changes; (e) dispositions; (f) payments of dividends, share repurchases and other distributions; (g) changes in nature of business; (h) transactions with affiliates; (i) burdensome agreements; (j) use of proceeds; (k) capital expenditures; (l) amendments of organizational documents and changes in fiscal year, legal name, state of formation; form of entity and accounting changes; (m) sale and leaseback transactions; (n) prepayment of certain indebtedness; (o) amendment of certain indebtedness and (p) sanctions.

The definitive loan documentation for the Senior Credit Facility will include customary requirements for acquisitions, including but not limited to the following:

●

Pro forma financial covenant compliance, the aggregate purchase consideration payable in respect of all Permitted Acquisitions shall not exceed the following without obtaining Required Lenders’ prior consent: (i) an amount greater than $40,000,000 in any twelve calendar month period, with the first such period commencing on the Closing Date and (ii) an amount greater than $120,000,000 (with a sublimit to be agreed upon for investments in non-wholly owned or foreign subsidiaries) in the aggregate during the term of the Senior Credit Facility.

●	Acquisition shall be approved by Target’s board.

●	Target’s TTM EBITDA shall not be less than $0.

●

At the time of such acquisition, and after giving pro forma effect to the payment of the purchase price therefor, the Borrower shall have available liquidity (to be defined as the sum of unrestricted cash and cash equivalents that would be reflected on the Borrower’s consolidated balance sheet plus availability under the Senior Credit Facility) of not less than $10,000,000.

●	Target shall be in same or related line of business as the Borrower.

●

Timely satisfaction of collateral and guarantee requirements, as applicable, including, at the request of the Administrative Agent, landlord access agreements with respect to Target headquarters and other material locations.

Financial Covenants: To include (but not be limited to) the following:

●	Maximum Consolidated Leverage Ratio, defined as the ratio of Total Indebtedness to EBITDA, of not greater than 3.00 to 1.00.

●

Minimum Consolidated Fixed Charge Coverage Ratio, defined as the ratio of (a) EBITDAR minus Maintenance Capital Expenditures minus Restricted Payments minus Cash Taxes and (b) Interest plus Principal plus Rent Expense, of not less than 1.20 to 1.00.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four (4) fiscal quarter period, with appropriate adjustments for material acquisitions and dispositions, as applicable. Financial covenant term definitions to be mutually agreed upon; calculation of EBITDA to include mutually agreed upon add-backs, including but not limited to an add-back for non-cash stock-based compensation expense.

EVENTS OF DEFAULT:

Usual and customary in transactions of this type, including, without limitation, the following: (a) non-payment; (b) default of specific covenants; (c) other defaults; (d) breach of representations and warranties; (e) cross-defaults to other indebtedness in an amount to be agreed; (f) insolvency proceedings; (g) inability to pay debts or attachment; (h) judgments; (i) ERISA; (j) invalidity of Loan Documents (k) change of control; (l) uninsured loss; and (m) subordination.

REPORTING
REQUIREMENTS:

The Borrower shall deliver to Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender), each of the following financial statements, reports or other items set for below at the following times in form satisfactory to Administrative Agent: (a) within 90 days after the end of Borrower’s fiscal year (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), consolidated and consolidating income statement, statement of cash flow, and statement of shareholder’s equity and a consolidated balance sheet of Borrower and its subsidiaries for each such fiscal year, audited by an independent certified public accountant reasonably acceptable to Administrative Agent and certified without qualification by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management); (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated and consolidating income statement, statement of cash flow, and statement of shareholder’s equity covering Borrower’s and its subsidiaries’ operations and a consolidated balance sheet during such period and in each case compared to the prior period and plan, together with a corresponding discussion and analysis of results from management; and (c) within 120 days of after the end of Borrower’s fiscal year, an annual budget for the Borrower and its subsidiaries.

ASSIGNMENTS AND
PARTICIPATIONS:

Senior Credit Facility Assignments: Subject to the consents described below, each Lender will be permitted to make assignments to other commercial banking institutions in respect of the Senior Credit Facility in a minimum amount equal to $5 million.

Consents: The consent of the Borrower (such consent not to be unreasonably withheld or delayed) will be required unless (a) an Event of Default has occurred and is continuing or (b) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Loan Documents) or (c) the assignment is an assignment from Bank of America during the period commencing on the Closing Date and ending on the date that is 120 days following the Closing Date in order to complete the syndication of the Senior Credit Facility, consistent with Bank of America’s intended hold level of $40,000,000, and Bank of America has consulted with the Borrower in connection therewith; provided the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) business days after having received notice thereof. The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) will be required for any assignment in respect of the Senior Credit Facility to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender. The consent of the L/C Issuer and the Swingline Lender will be required for any assignment under the Senior Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security, all or part of its rights under the Loan Documents to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations on standard terms and conditions.

WAIVERS AND
AMENDMENTS:

Amendments and waivers of the provisions of the Loan Documents will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility, provided that if there are three (3) or fewer Lenders, approval from at least two (2) Lenders shall be required (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i)  the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facility, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facility and (v) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors, and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii)  reductions of principal, interest or fees, and (iii) postponing any date fixed for payment of principal, interest, fees or other amounts due under the Loan Documents and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the Senior Credit Facility or, if there are three (3) or fewer Lenders, consent from at least two (2) Lenders shall be required with respect to certain other matters.

INDEMNIFICATION:

The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender, the L/C Issuer, the Swingline Lender and their respective affiliates and their partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (each such person, an “Indemnitee”) from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facility, the Loan Documents, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/
EXPENSES:	As set forth in Addendum I.

OTHER:

Each of the parties shall (a) waive its right to a trial by jury and (b) submit to New York jurisdiction. The Loan Documents will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions and shall reflect operational, agency, assignment and related provisions that are customarily included in credit agreements with respect to which Bank of America acts as administrative agent, swingline lender and/or letter of credit issuer.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	The interest rates per annum applicable to the Senior Credit Facility (other than in respect of and Swingline Loans) will be LIBOR (provided that if LIBOR shall be less than zero percent, such rate shall be deemed to be zero percent) plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Bank of America prime rate and (c) the one (1) month LIBOR adjusted daily plus 1.00%) plus the Applicable Margin. “Applicable Margin” means with respect to the Senior Credit Facility, a percentage per annum to be determined in accordance with the applicable pricing grid set forth in Addendum II, based on the Senior Leverage Ratio. “Senior Leverage Ratio” means the ratio of Total Indebtedness minus Subordinated Debt (being debt subordinated on terms and conditions reasonably satisfactory to the Administrative Agent) to EBITDA. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Senior Credit Facility.

The Borrower may select interest periods of one (1), two (2), three (3) or six (6) months for LIBOR loans, in each case subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

Automatically upon the occurrence and during the continuance of any payment event of default of the Borrower or any Loan Party or, at the election of the Required Lenders upon the occurrence of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facility shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such obligation.

COMMITMENT FEE:

Commencing on the Closing Date, a percentage per annum determined in accordance with the applicable pricing grid set forth in Addendum II shall be payable on the actual daily unused portions of the Senior Credit Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Senior Credit Facility for purposes of this calculation.

LETTER OF
CREDIT FEES:

Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans under the Senior Credit Facility. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Senior Credit Facility. In addition, a fronting fee shall be payable to the L/C Issuer for its own account, in an amount to be mutually agreed.

1

CALCULATION OF
INTEREST AND FEES:

Computations of interest for Base Rate Loans shall be made on the basis of a year of 365/366 days. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.

COST AND YIELD
PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital or liquidity requirements or their interpretation (including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:

The Borrower will pay all reasonable costs and expenses of the Administrative Agent and the Lead Arranger associated with the preparation, due diligence, administration, syndication and closing of all Loan Documents, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger, regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Loan Documents.

2

ADDENDUM II

PRICING GRID

Senior Leverage Ratio	Applicable Margin for LIBOR Loans/ Letter of Credit Fees	Commitment Fee	Applicable Margin for Base Rate Loans
> 2.50:1	2.25%	0.25%	1.25%
< 2.50:1 but > 2.00:1	2.00%	0.25%	1.00%
< 2.00:1 but > 1.50:1	1.75%	0.20%	0.75%
< 1.50:1	1.50%	0.20%	0.50%